EXHIBIT 10S

UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF NEW JERSEY

UNITED STATES SECURITIES AND

EXCHANGE COMMISSION,

Plaintiff,

v.

BRISTOL-MYERS SQUIBB COMPANY,

Defendant.

CONSENT OF DEFENDANT BRISTOL-MYERS SQUIBB COMPANY

1. Defendant Bristol-Myers Squibb Company (BMS, Bristol-Myers or the Company) acknowledges having been served with the Complaint of the United States Securities and Exchange Commission (Commission) in this action, enters a general appearance, admits the Court’s jurisdiction over it and over the subject matter of this action and waives the filing of an Answer.

2. Bristol-Myers, without admitting or denying the allegations of the Complaint, except as to personal and subject matter jurisdiction, which Bristol-Myers admits, hereby consents to the entry of the Final Judgment of Permanent Injunction and Other Relief Against Bristol-Myers (Final Judgment) in the form attached hereto and incorporated by reference herein, which, among other things: permanently restrains and enjoins Bristol-Myers from violating Sections 17(a)(1), (a)(2) and (a)(3) of the Securities Act of 1933 (Securities Act) [15 U.S.C. §§77q(a)(1), (a)(2) and (a)(3)]; Sections 10(b), 13(a), 13(b)(2)(A), 13(b)(2)(B) and 13(b)(5) of the Securities Exchange Act of 1934 (Exchange Act) [15 U.S.C. §§78j(b), 78m(a), 78m(b)(2)(A), 78m(b)(2)(B) and 78m(b)(5)] and Rules 10b-5, 12b-20, 13a-l, 13a-13, and 13b2-l promulgated thereunder [17 C.F.R. §§240.10b-5, 240.12b-20, 240.13a-l, 240.13a-13 and 240.13b2-l]; orders it to pay disgorgement of $1; orders it to pay $50,000,000 into a fund to be used for the benefit of Bristol-Myers shareholders (the Shareholder Fund); and orders it to pay a civil penalty of $100,000,000 (the Civil Penalty) pursuant to Section 20(d) of the Securities Act [15 U.S.C. §77t(d)] and Section 21(d)(3) of the Exchange Act [15 U.S.C. §78u(d)(3)].

3. Within 7 days of entry of an order of Final Judgment in this action, Bristol-Myers agrees to deposit the $1 of disgorgement, the $100,000,000 Civil Penalty and the $50,000,000 Shareholder Fund payment into the registry of this Court. Bristol- Myers agrees to send a photocopy of these payments to the Commission addressed to the Midwest Regional Office, Daniel R. Gregus, Assistant Regional Director, 175 West Jackson Boulevard, Suite 900, Chicago, Illinois 60604. These monies may be distributed pursuant to the Fair Fund provisions of Section 308(a) of the Sarbanes-Oxley Act of 2002.

4. Bristol-Myers acknowledges that the Civil Penalty and the payment to the Shareholder Fund may be distributed pursuant to the Fair Fond provisions of Section 308(a) of the Sarbanes-Oxley Act of 2002. Regardless of whether any such Fair Fund distribution is made, Bristol-Myers will not seek preferential tax treatment for the Civil Penalty or the Shareholder Fund payment. To preserve the deterrent effect of the Civil Penalty, Bristol-Myers agrees that it shall not, in any Related Investor Action, benefit from any offset or reduction of any investor’s claim by the amount of any Fair Fund distribution to such investor in this action that is proportionately attributable to the Civil Penalty paid by Bristol-Myers (Penalty Offset). Bristol-Myers also agrees that it shall not, in any Related Investor Action, benefit from any offset or reduction of any investor’s claim by the amount of any distribution to such investor in this action that is proportionately attributable to the Shareholder Fund payment (Shareholder Fund Offset). If the court in any Related Investor Action grants such an offset or reduction, Bristol-Myers agrees that it shall, within 30 days after entry of a final order granting the offset or reduction, notify the Commission’s counsel in the current action and pay the amount of the Penalty Offset and/or Shareholder Fund Offset to the United States Treasury or to a Fair Fund, as the Commission directs. Such a payment shall not be

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deemed an additional civil penalty and shall not be deemed to change the amount of the Civil Penalty imposed in this action. For purposes of this paragraph, a “Related Investor Action” means a private damages action brought against Bristol-Myers by or on behalf of one or more investors based on substantially the same facts as alleged in the Complaint in this action.

5. Bristol-Myers agrees that it shall not seek or accept, directly or indirectly, reimbursement or indemnification from any source, including but not limited to payment made pursuant to any insurance policy, with regard to the Civil Penalty that Bristol-Myers will pay pursuant to the Final Judgment, or with regard to the Shareholder Fund payment, regardless of whether such amounts or any part thereof are otherwise used for the benefit of investors. Bristol-Myers further agrees that it shall not claim, assert, or apply for a tax deduction or tax credit with regard to any federal, state, or local tax for the Civil Penalty that Bristol-Myers will pay pursuant to the Final Judgment, or for the Shareholder Fund payment, regardless of whether such amounts or any part thereof are otherwise used for the benefit of investors.

6. Bristol-Myers has implemented certain undertakings and agrees to implement certain additional undertakings including:

a. Limit sales of pharmaceutical products in such a way that wholesalers can work down current wholesaler inventory that exceeds approximately one month of inventory on hand and limit future sales of all products sold to wholesalers based on expected demand or on amounts that do not exceed approximately one month of inventory on hand, without making a timely public disclosure of any change in practice. Bristol-Myers may, however, with timely public disclosure, make sales of pharmaceutical products to wholesalers that cause wholesaler inventory levels to temporarily rise above expected demand or above approximately one month of inventory on hand for a product or products when Bristol-Myers: increases the wholesale list price of that product; launches a new product; or, pursuant to the terms of an inventory management agreement, stocks a new wholesaler customer or stocks an existing wholesaler’s new warehouse at the request of that wholesaler.

b. Assure that disclosures made by Bristol-Myers to its shareholders and the investment community are accurate and complete, that such disclosures fairly present Bristol-Myers’ financial condition and results of operations, and that such disclosures are made on a timely basis, as required by applicable laws and regulations. To this end, Bristol-Myers has undertaken or will undertake certain actions, including, but not limited to, the following:

i. implement a formal review and certification process of its annual and quarterly reports filed with the Commission;

ii. form a business risk and disclosure group which includes senior management, the Independent Advisor and Counsel to the Independent Advisor, as described below; and

iii. identify and implement actions to improve the effectiveness of its disclosure controls and procedures and internal controls, including plans to enhance its resources and training with respect to financial reporting and disclosure responsibilities, and to review such actions with its Audit Committee and independent auditors.

c. Assure that internal controls are in place to prevent recurrences of the accounting that resulted in the Company having to restate its prior financial statements. To this end, Bristol-Myers has undertaken or will undertake certain actions, including, but not limited to, the following:

i. retain an outside consultant to comprehensively study and help re-engineer Bristol-Myers’ accounting and financial reporting processes;

ii. publicly disclose any sales incentives offered to wholesalers for the purpose of inducing them to purchase products in excess of expected demand;

iii. recognize revenue from the sale of its products to wholesalers in accordance with Generally Accepted Accounting Principles (GAAP) and, in particular, SAB 101;

iv. establish acquisition, divestiture and restructuring reserves in accordance with GAAP solely related to quantifiable or specific categories of liabilities supporting the reserves, and not for the purpose of having the reserve amounts available to increase income in subsequent periods;

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v. accrue for Medicaid and prime vendor rebates liabilities,, in accordance with GAAP, by estimating and reserving for such liabilities at the time of sale, and establish testing procedures to assess the reasonableness of the Company’s Medicaid and prime vendor rebate accrual balances that take into account excess wholesaler inventory levels;

vi. account for product returns by estimating the amounts of future returns and accruing such estimates in the period the products are sold;

vii. account for acquisition or licensing of patent rights in accordance with GAAP; and

viii. account for declared dividends in accordance with GAAP.

d. Change its budget process, to ensure that it gives appropriate weight to inputs that come from the bottom to the top, and not just those that come from the top to the bottom, and adequately documents that process.

e. Provide an effective mechanism, such as a confidential hotline or secure post-office box, of which Bristol-Myers’ customers and third party vendors are aware and which they can use to notify Bristol-Myers of what they reasonably believe to be evidence that Bristol-Myers’ wholesaler inventory levels do not conform to the requirements of paragraph 6.a. hereof.

f. Provide an effective mechanism, such as a confidential hotline or secure post-office box, of which Bristol-Myers’ employees are aware and which they can use to notify Bristol-Myers of what they reasonably believe to be evidence that Bristol-Myers’ wholesaler inventory levels do not conform to the requirements of paragraph 6.a. hereof, and/or that Bristol-Myers has made material misrepresentations or omissions in its financial disclosures, books and records in violation of this Consent.

g. Bristol-Myers has made personnel changes including:

i. replacing the Chief Financial Officer, President of the Worldwide Medicines Group and Controller;

ii. creating and filling a new position entitled Assistant Controller for Financial Compliance and Control who is responsible for Sarbanes-Oxley 404 compliance efforts and monitoring implementation of enhanced financial controls; and

iii. hiring an experienced securities regulation and disclosure lawyer who will have a significant role in all of Bristol-Myers’ disclosure responsibilities.

7. Bristol-Myers agrees to retain, at Bristol-Myers’ expense, the Honorable Frederick B. Lacey, an Independent Advisor, to conduct a review of the implementation and effectiveness of the internal controls, financial reporting, disclosure processes and related compliance functions discussed in Paragraph 6 of this Consent, and to report directly to the Audit Committee of the Board of Directors of Bristol-Myers (Audit Committee) and to the staff of the Commission in accordance with the following provisions:

a. Bristol-Myers agrees that the Independent Advisor’s engagement shall extend through the date that Bristol-Myers’ Form 10-K for the year ended 2005 is filed with the Commission (the Review Period). Bristol-Myers cannot terminate the Independent Advisor’s engagement at any time but the Independent Advisor may resign at any time, provided that he gives the Commission 30 days notice of his resignation and, prior to the effective date of his resignation, prepares and submits a report to the Commission addressing the issues outlined in Paragraph 7.b. of this Consent.

b. Bristol-Myers agrees that beginning at the first quarter-end after the Commission has filed its Complaint in this matter, and by the end of every quarter thereafter during the Review Period, the Independent Advisor will give Bristol-Myers’ Senior Management an opportunity to comment in writing on a Report by the Independent Advisor concerning Bristol Myers’ compliance with this Consent. After receiving and considering any such comments (which shall be provided promptly to the Independent Advisor), the Independent Advisor will provide his Report to the Audit Committee and Bristol-Myers’ Senior Management, with a copy issued to the staff of the Commission (accompanied by any comments received by the Independent Advisor from Bristol-Myers’ Senior Management), on Bristol-Myers’ compliance with the implementation and effectiveness of Bristol-Myers’ internal controls, financial reporting, disclosure processes and related compliance functions discussed in this Consent. The Report shall also make any additional recommendations necessary to ensure that Bristol-Myers’ internal policies and procedures result in compliance with applicable federal securities laws and corporate obligations. If Bristol-Myers believes

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that any recommendation is unreasonable, Bristol-Myers may suggest an alternative policy or procedure in writing to the Independent Advisor. Bristol-Myers agrees that it will attempt in good faith to reach agreement with the independent Advisor as to any policy or procedure recommended by the Independent Advisor as to which there is any dispute. If an agreement between Bristol-Myers and the Independent Advisor is not reached within 10 days of the issuance of the Independent Advisor’s Report, then the decision of the Independent Advisor will prevail Within 30 days of the issuance of the Independent Advisor’s Report, Bristol-Myers agrees to submit an affidavit to the Commission staff stating that it has implemented any and all actions recommended or required by the Independent Advisor.

c. Bristol-Myers agrees that each Report of the Independent Advisor will be subject to the protections from disclosure set forth in the rules of the Commission, including the protections from disclosure set forth in 5 U.S.C. § 552(b)(8) and 17 C.F.R § 200.80(b)(8), and will not constitute a record, report, statement or data compilation of the Commission under Rule 803(8) of the Federal Rules of Evidence.

d. Bristol-Myers agrees that separate and apart from his obligation to submit Reports pursuant to Paragraph 7.b. above, if the Independent Advisor obtains any evidence that may constitute a violation of any provision of the federal securities laws, he shall promptly notify both Bristol-Myers’ Senior Management and the Audit Committee. The Independent Advisor shall discuss with Senior Management and the Audit Committee the possible violation and Bristol Myers’ plans, if any, to address the possible violation. If, following such discussion, the Independent Advisor still believes that he has obtained evidence that constitutes a violation of the federal securities laws, then within 30 days of notifying Senior Management and the Audit Committee, the Independent Advisor shall notify the Commission Staff of: (i) the evidence of what he believes to have been a violation of the securities laws; and (ii) whether he believes that Bristol-Myers’ plans, if any, to address what he believes to have been a violation of the securities laws, are satisfactory.

e. Bristol-Myers agrees that the Independent Advisor shall sit as an independent member of, and advisor to, Bristol-Myers’ Senior Management Business Risks and Disclosure Group, (or any group within Bristol-Myers that succeeds to its functions), and he may attend its meetings. Bristol-Myers will give the Independent Advisor the opportunity, at his request, to give a report on any matter to any meeting of the Board of Directors. All such reports shall be promptly forwarded to the Commission. In addition, Bristol-Myers agrees that the Independent Advisor may attend meetings of the Board of Directors when necessary to fulfill his obligations and responsibilities under this Consent. Bristol-Myers agrees that it will provide the Independent Advisor with appropriate staff, and complete and unfettered access to the Company’s books and records and personnel, and me independent authority to carry out his mandate. Access by the Independent Advisor to information that Bristol-Myers considers privileged shall not constitute a waiver of such privilege.

f. Bristol-Myers agrees that if the Independent Advisor resigns or is unable to serve the balance of the Review Period, a successor shall be chosen by Bristol-Myers. The choice of successor shall not be someone to whom the Commission staff objects. Bristol-Myers agrees that all provisions in this Consent that apply to the Independent Advisor shall apply to any Successor Independent Advisor.

g. Bristol-Myers agrees to compensate an attorney retained by the Independent Advisor who has expertise in securities and disclosure law and who will serve as counsel to the Independent Advisor (Counsel to the Independent Advisor) and who shall not be someone to whom the Commission staff objects. This engagement will continue for the duration of the Independent Advisor’s engagement. In addition to his other duties, the Counsel to the Independent Advisor shall sit as an independent member of and advisor to Bristol-Myers’ Senior Management Business Risks and Disclosure Group (or any group within Bristol-Myers that succeeds to its functions).

h. Bristol-Myers agrees that if the Counsel to the Independent Advisor resigns or is unable to serve the balance of the Review Period, a successor shall be chosen by the Independent Advisor. The choice of successor shall not be someone to whom the Commission staff objects. Bristol-Myers agrees that all provisions in this Consent that apply to the Counsel to the Independent Advisor shall apply to any Successor Counsel to the Independent Advisor.

i. Bristol-Myers agrees to fully cooperate with the Independent Advisor and the Counsel to the Independent Advisor, including, in accordance with subparagraph 7.e. of this Consent, making information and documents available as they may

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reasonably request and permitting and requiring Bristol-Myers’ employees and agents to supply such information and documents as they may reasonably request.

j. Bristol-Myers acknowledges that it has entered into an agreement to retain the Independent Advisor for the Review Period. Bristol-Myers has provided a copy of that agreement to the Commission. Bristol-Myers agrees that, unless the Commission grants its permission, for the duration of the Review Period and for two years thereafter, the Independent Advisor, any firm with which the Independent Advisor is affiliated or of which he is a member, and any person engaged to assist the Independent Advisor in performance of his duties under this Consent and the Final Judgment incorporated by reference, including the Counsel to the Independent Advisor, shall not enter into any other employment, consultant, attorney-client, auditing or other professional or financial relationship with Bristol-Myers, or any of its present or former affiliates, directors, officers, employees or agents acting in their capacity as such.

8. Bristol-Myers agrees to waive the entry of findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure.

9. Bristol-Myers agrees to waive the right, if any, to appeal from the entry of the Final Judgment.

10. Bristol-Myers agrees that it is entering into this Consent voluntarily and represents that no threats, offers, promises, or inducements of any kind have been made by the Commission or any member, officer, employee, agent, or representative of the Commission to induce Defendant Bristol-Myers to enter into this Consent.

11. Bristol-Myers agrees that this Consent shall be incorporated into the Final Judgment with the same force and effect as if fully set forth therein.

12. Bristol-Myers agrees not to oppose the enforcement of the Final Judgment on the ground, if any exists, that it fails to comply with Rule 65(d) of the Federal Rules of Civil Procedure and hereby waives any objection based thereon.

13. Bristol-Myers agrees to waive service of the Final Judgment and agrees that entry of the Final Judgment by the Court and filing with the Clerk of the Court will constitute notice to Defendant Bristol-Myers of its terms and conditions. Defendant Bristol-Myers further agrees to provide counsel for the Commission, within thirty (30) days after the Final Judgment is filed with the Clerk of the Court, with an affidavit or declaration acknowledging that Defendant Bristol-Myers has received and read a copy of the Final Judgment.

14. Bristol-Myers agrees that consistent with 17.C.F.R. §202.5(f), this Consent resolves only the claims asserted against Defendant Bristol-Myers in this civil proceeding. Defendant Bristol-Myers acknowledges that no promise or representation has been made by the Commission or any member, officer, employee, agent, or representative of the Commission with regard to any criminal liability that may have arisen or may arise from the facts underlying this action or immunity from any such criminal liability. Defendant Bristol-Myers waives any claim of Double Jeopardy based upon the settlement of this proceeding, including the imposition of any remedy or civil penalty herein. Defendant Bristol-Myers further acknowledges that the Court’s entry of a permanent injunction may have collateral consequences under federal or state law and the rules and regulations of self-regulatory organizations, licensing boards and other regulatory organizations. Such collateral consequences include, but are not limited to, a statutory disqualification with respect to membership or participation in, or association with a member of, a self-regulatory organization. This statutory disqualification has consequences that are separate from any sanction imposed in an administrative proceeding.

15. Bristol-Myers understands and agrees to comply with the Commission’s policy “not to permit a defendant or respondent to consent to a judgment or order that imposes a sanction while denying the allegations in the complaint or order for proceedings.” 17 C.F.R.§202.5(e). In compliance with this policy, Defendant Bristol-Myers agrees: (i) not to take any action or to make or permit to be made any public statement denying, directly or indirectly, any allegation in the Complaint or creating the impression that the

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Complaint is without factual basis; and (ii) that upon the filing of this Consent, Defendant Bristol-Myers hereby withdraws any papers filed in this action to the extent that they deny any allegation in the Complaint. If Defendant Bristol-Myers breaches this agreement, the Commission may petition the Court to vacate the Final Judgment and restore this action to its active docket. Nothing in this paragraph affects Defendant Bristol-Myers’ (i) testimonial obligations or (ii) right to take legal or factual positions in defense of litigation or other legal proceedings in which the Commission is not a party.

16. Bristol-Myers agrees to hereby waive any rights under the Equal Access to Justice Act, the Small Business Regulatory Enforcement Fairness Act of 1996, or any other provision of law to pursue reimbursement of attorney’s fees or other fees, expenses or costs expended by Defendant Bristol-Myers to defend against this action. For these purposes, Defendant Bristol-Myers agrees that it is not the prevailing party in this action since the parties have reached a good faith settlement.

17. Bristol-Myers agrees that in connection with this action or any related judicial or administrative proceeding or investigation commenced by the Commission or to which the Commission is a party, Defendant Bristol-Myers: (i) agrees to appear and be interviewed by the Commission staff on matters about which the Commission may reasonably inquire, at such times and places as the staff requests upon reasonable notice; (ii) will accept service by mail or facsimile transmission of notices or subpoenas issued by the Commission for documents or testimony at depositions, hearings or trials, or in connection with any related investigation by the Commission staff; (iii) appoints its undersigned attorney as agent to receive service of such notices and subpoenas; (iv) with respect to such notices and subpoenas, waives the territorial limits on service contained within Rule 45 of the Federal Rules of Civil Procedure and any applicable local rules, provided that the party requesting the testimony reimburses Defendant Bristol-Myers’ travel, lodging, and subsistence expenses at the then-prevailing United States Government per diem rates; and (v) consents to personal jurisdiction over it in any United States District Court for purposes of enforcing any such subpoena.

18. Bristol-Myers agrees that the Commission may present the Final Judgment to the Court for signature and entry without further notice.

19. Bristol-Myers agrees that this Court shall retain jurisdiction over this matter for the purpose of enforcing the terms of the Final Judgment and this Consent.

Accepted by Defendant Bristol-Myers Squibb Company:

/s/ Peter R. Dolan

Subscribed and Sworn to Before me

this 5th day of May, 2004

SEAL	Notary Public	SANDRA LEUNG
	My Commission expires:	Notary Public, State of New York
	/s/ Sandra Leung	No. 81-4847540 Qualified in New York County Commission Expires December 31, 2005

Approved as to form:

/s/ Evan R. Chesler
Evan R. Chesler
Attorney for Bristol-Myers Squibb Company	Dated: May 5, 2004

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Accepted by Plaintiff U.S. Securities and Exchange Commission:

/s/ Steven L. Klawans
Steven L. Klawans

Alexander T. Moore
One of the Attorneys for Plaintiff
175 West Jackson Blvd., Suite 900
Chicago, IL 60604	Dated: May 6, 2004

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